N-SAR Item 77H: Change in Control of Registrant

Below are the persons presumed to control Registrant’s series because such person owns more than 25% of a series based on the records of the series.

As of April 30th 2015

Fund	Name of Person	Ownership % of Series
COLUMBIA SELECT GLOBAL EQUITY FUND	American Enterprise Investment Svc	28.93%

As of October 1st 2014

Fund	Name of Person	Ownership % of Series
COLUMBIA ABSOLUTE RETURN CURRENCY & INCOME FUND	JPMCB NA Cust for Columbia Capital Allocation Moderate Aggressive Portfolio	27.67%
COLUMBIA EMERGING MARKETS BOND FUND	JPMCB NA Cust for Columbia Income Builder Fund	29.12%